Investment Sub-Advisory Agreement

This Investment Sub-Advisory Agreement (this “Agreement”), dated May 12, 2020, is by and among First Trust Exchange-Traded Fund VIII, a Massachusetts business trust (the “Trust”), First Trust Advisors L.P., an Illinois limited partnership (the “Manager”) and a registered investment adviser with the Securities and Exchange Commission (the “SEC”), and Sands Capital Management, LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).

Whereas, the First Trust Multi-Manager Large Growth ETF (the “Fund”) is a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust has retained the Manager to serve as the investment adviser for the Fund pursuant to an Investment Management Agreement between the Manager and the Trust dated December 18, 2018 (as such agreement may be modified from time to time, the “Management Agreement”);

Whereas, the Management Agreement provides that the Manager may, subject to certain requirements, appoint one or more sub-advisers at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement; and

Whereas, the Trust and the Manager desire to retain the Sub-Adviser to furnish model portfolios and related services with respect to the portion of the Fund’s investment portfolio allocated to the Sub-Adviser by the Manager from time to time (the “Allocated Assets”) upon the terms and conditions hereafter set forth;

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.     Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to serve as a non-discretionary sub-adviser and to provide certain sub-investment advisory services detailed herein to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Further, the Manager and the Sub-Adviser acknowledge and agree that, with respect to the Allocated Assets, the Manager may modify the portion of the Fund’s assets allocated to the Sub-Adviser at any time upon notice to the Sub-Adviser. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, the Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust, the Fund or the Manager.

2.     Services to Be Performed. Subject always to the supervision of the Trust’s Board of Trustees (the “Board of Trustees” or the “Board”) and the Manager, the Sub-Adviser will act as a non-discretionary sub-adviser with respect to the Allocated Assets by providing a list of recommended investments and weightings with respect to the Allocated Assets (i.e., a “Model Portfolio”) to the Manager on a daily basis (or such other periodicity as agreed to in writing between the parties) which Model Portfolio shall include, but not be limited to, recommended investments, relative weights, relative changes in such weights or the composition of the portfolio as described in the Fund’s most current effective registration statement on Form N-1A, or any successor form thereto, and as the same may thereafter be amended from time to time. The Sub-Adviser shall reasonably cooperate with the Manager to correct any errors with or answer questions regarding the Model Portfolio from the Manager. In the performance of its duties, the Sub-Adviser will (a) satisfy any fiduciary duties it may have to the Fund, (b) monitor the Fund’s investments with respect to the Allocated Assets, (c) comply with the provisions of the Trust’s Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Manager to the Sub-Adviser, that are applicable to the Sub-Adviser’s activities hereunder and the Allocated Assets, (d) comply with (i) the investment objective, policies and restrictions stated in the Fund’s most recently effective prospectus and statement of additional information applicable to the Allocated Assets, (ii) such other investment objectives, policies, restrictions or instructions as the Manager or the Trust’s Board of Trustees may communicate to the Sub-Adviser in writing with respect to the Allocated Assets, and (iii) any changes to the objectives, policies, restrictions or instructions required under the foregoing (i) and (ii) as communicated to the Sub-Adviser in writing (the foregoing items in (d) together with the Declaration of Trust and By-laws are the “Governing Documents”) and (e) with respect to the Allocated Assets, assist in the valuation of portfolio assets held by the Fund as requested by the Manager or the Fund (provided that the Manager shall be responsible for making all decisions with respect to the valuation of portfolio assets). The Sub-Adviser and the Manager will each make its officers and employees reasonably available to the other from time to time at reasonable times to review the investment objectives, policies and restrictions and to consult with each other regarding the investment affairs of the Fund (in each case, as applicable to the Allocated Assets), and the Model Portfolio. The Fund or the Manager will provide the Sub-Adviser with current copies of the Trust’s Declaration of Trust and the Trust’s By-laws and any amendments thereto. The Manager and not the Sub-Adviser shall be responsible for ensuring the Fund as a whole complies with the Governing Documents and applicable law, including the 1940 Act.

If for any reason which is beyond the control of the Sub-Adviser, including market movements, contributions to or redemptions from the Fund or a change in the nature of any investments (whether through a change in business activity or credit rating), the Allocated Assets or the Fund ceases to comply with the Governing Documents or applicable law, the Manager may request and the Sub-Adviser shall promptly provide a revised Model Portfolio or investment recommendations that remedies the non-compliance. For the avoidance of doubt, the Sub-Adviser shall be responsible for ensuring the Model Portfolio’s compliance with the obligations in the immediately preceding paragraph only at the time it delivers the Model Portfolio to the Manager and not at any time thereafter except as expressly contemplated in the immediately preceding sentence.

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The Fund, Manager and Sub-Adviser agree that all investment decisions will ultimately be the responsibility of the Manager and that the Sub-Adviser shall not have or be deemed to have investment discretion with respect to the Fund’s portfolio to the extent permissible under applicable law, subject to the following. Unless otherwise approved by the Board and the Manager and agreed by the Sub-Adviser, the Sub-Adviser shall have no authority to select brokers or dealers or otherwise place orders for the execution of the purchases and sales of portfolio investments on behalf of the Allocated Assets.

Unless otherwise directed by the Fund’s Board or Manager and agreed to by the Sub-Adviser, the Sub-Adviser shall have no obligation or right to make decisions or take other action with respect to proxies, tender offers or other corporate actions regarding investments the Sub-Adviser has recommended, it being understood that the Manager shall have such right and responsibility unless otherwise determined by the Board. Notwithstanding the foregoing, the Sub-Adviser will advise the Manager and/or Fund, upon request, with respect to proxies, tender offers and other corporate actions regarding securities or other assets comprising the Allocated Assets in sufficient time to permit the Manager or the Fund to take appropriate action with respect to such portfolio investments. The Sub-Adviser will not be responsible or liable for failing to advise on any proxies where it has not received the proxies or related shareholder communications in a timely manner.

For purposes of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the “First Trust Fund Complex”) or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Fund or any fund in the First Trust Fund Complex in securities or other fund assets. In addition, with respect to a fund in the First Trust Fund Complex with multiple sub-advisers, including the Fund, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of a fund’s portfolio as may be determined from time to time by the Board of Trustees or the Manager, and shall not consult with a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of a fund’s portfolio concerning transactions for a fund in securities or other assets.

The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to the Model Portfolio and its recommendations for the Allocated Assets as they may reasonably request.

The Sub-Adviser further agrees that it:

(a) will use the same degree of skill and care in providing its services pursuant to this Agreement as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, the Commodity Futures Trading Commission and any other applicable regulatory authority, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees applicable to the Allocated Assets and communicated to the Sub-Adviser in writing, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities and commodity trading advisory activities and (iv) promptly notify the Manager and the Fund if the Sub-Adviser intends to recommend any derivative transactions on behalf of the Fund’s portfolio;

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(c) will report to the Manager and to the Board of Trustees on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding its recommendations for the Allocated Assets, including, without limitation, review of the general investment strategies of the Fund (as they pertain to the Allocated Assets), the performance of the Allocated Assets in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

(d) will prepare and maintain such books and records with respect to its services under this Agreement, including records of all recommendations made during its performance of services pursuant to this Agreement, and all such other records as required under applicable law, the Fund’s compliance policies and procedures (to the extent such policies or procedures are furnished to the Sub-Adviser) or as otherwise reasonably requested by the Manager or the Board of Trustees and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board or the Manager may reasonably request. Records of all recommendations and those required under applicable law shall be open to inspection at all reasonable times by the Manager or the Fund and any regulatory authorities having jurisdiction over the Manager or the Fund. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940 or other applicable law;

(e) will monitor the pricing of portfolio assets that comprise the Allocated Assets and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of advising on the portfolio investments of the Fund, and will notify the Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the Fund’s investments are priced on a given day) that may materially impact the Fund’s ability to price one or more securities or other assets that comprise the Allocated Assets. In addition, the Sub-Adviser will at the Manager’s reasonable request assist the Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected investment or investments; and

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(f) will, to the extent the Fund is relying on an exemptive order, an amendment thereto, no-action assurances, or other relief, rule or regulation permitting, in general terms, the Fund to hire one or more sub-advisers or amend a sub-advisory agreement without shareholder approval, comply with any terms and conditions provided in such exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation applicable to it as a sub-adviser. For the avoidance of doubt, unless advised otherwise by the Manager and/or the Fund, the Fund is relying on the following exemptive relief permitting, among other things, the Fund, in general terms, to hire one or more sub-advisers and amend sub-advisory agreements without shareholder approval: Investment Company Act Rel. No. 30587 (July 1, 2013) and BNY Mellon Family of Funds (pub. avail. July 9, 2019)(the “BNY Letter”) (including compliance with the terms and conditions of the exemptive order granted to Carillon Series Trust, et al., Investment Company Act Rel. Nos. 33464 (May 2, 2019)(notice) and 33494 (May 29, 2019)(order) referenced in the BNY Letter).

3.       Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Fund. Further, the Sub-Adviser agrees to bear any and all costs and expenses arising in connection with any actual, proposed, expected or possible assignment of this Agreement (even if a proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (a) the expenses and costs incurred in connection with preparing, printing, filing and mailing a notice, information statement and/or proxy statement, as applicable and (b) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply (a) in the event of an assignment or proposed assignment by the Manager or Trust, including any termination of this Agreement that results from an assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Manager and (b) in the event of an assignment of this Agreement and the Sub-Adviser is not being re-engaged following the assignment of this Agreement. Further, nothing in this provision shall be construed to require the Manager or Fund to seek shareholder approval of a new agreement with Sub-Adviser following a termination of this Agreement by assignment or otherwise.

4.       Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee (the “Sub-Advisory Fee”) equal to an annual rate of 0.30% of the average daily net assets of the portion of the Fund constituting the Allocated Assets. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The Sub-Advisory Fee shall be payable in arrears on or about the first day of each month during the term of this Agreement. At the request of the Sub-Adviser, the Manager shall provide the Sub-Adviser with an accounting reasonably satisfactory to the Sub-Adviser of the calculation of the Sub-Advisory Fee.

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5.       Services to Others. The Manager and the Trust acknowledge and agree that the Sub-Adviser and its affiliates provide investment advisory or sub-advisory services for other clients, including other investment funds and separately managed accounts, and will continue to do so. The Manager and the Trust further acknowledge and agree that the Sub-Adviser and its affiliates and their respective employees may give advice or take actions in performing their duties to other clients, or for their own accounts, that differs from advice given to or action taken under this Agreement. The Sub-Adviser is not obligated to buy, sell or recommend for the Fund any security or other investment that the Sub-Adviser or its affiliates or their respective employees may buy, sell or recommend for any other client or for their own accounts. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

6.       Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security or other asset) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

7.       Term; Termination. This Agreement shall become effective on the date first set forth above, provided that it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation upon which the Fund may rely), and shall remain in full force until the two-year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation upon which the Fund may rely); provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days’ written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days’ written notice to the Sub-Adviser by the Fund without payment of any penalty.

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This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event the Management Agreement between the Manager and the Trust on behalf of the Fund is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned or accrued prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.

8.       Compliance Certification. From time to time, the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act as are reasonably requested by the Fund or the Manager. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

9.       Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:	If to the Sub-Adviser:

First Trust Exchange-Traded Fund VIII,
on behalf of the First Trust Multi-Manager Large Growth ETF

First Trust Advisors L.P.

120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187
Attention: Secretary

Sands Capital Management, LLC
1000 Wilson Boulevard, Suite 3000
Arlington, VA 22209 U.S.A.
Attention:  Jeff Lockhart,
Director, Client Relations
Email:  jlockhart@sandscap.com;
clientserviceteam@sandscap.com
Fax:  +1 703.562.4006

The Manager and the Fund also hereby consent to the electronic delivery of the Sub-Adviser’s Form ADV, privacy policy and other periodic disclosures and notices to the email address listed above or through other electronic means as agreed to by the parties. The Sub-Adviser also consents to the electronic delivery of any materials provided by the Manager or Fund in the course of the Sub-Adviser’s services to the Fund hereunder to the email listed above or through other electronic means agreed to by the parties.

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10.       Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or Fund must look solely to the assets of the Fund for the enforcement of any claims.

11.       Confidentiality. The Sub-Adviser shall treat as confidential and use only in connection with the Fund in accordance with this Agreement all non-public information of the Fund and the Manager delivered to the Sub-Adviser in the course of the Sub-Adviser’s performances under this Agreement. The Manager and the Fund shall treat as confidential and use only in connection with the Fund in accordance with this Agreement all non-public information of the Sub-Adviser delivered to the Fund or the Manager in the course of the Sub-Adviser’s performances under this Agreement, including for avoidance of doubt investment decisions, trading strategies, and investment advice for the Fund provided by or on behalf of the Sub-Adviser (the “Advice”). The undertakings in the first two sentences of this paragraph shall not (a) limit disclosures that are required to be made under applicable laws and regulations; (b) apply to information that becomes public without a breach of this paragraph; or (c) prohibit disclosures on a confidential basis to lawyers, accountants, bankers, securities brokers or other service providers to any of the parties to this Agreement related to the performances contemplated by this Agreement. The parties acknowledge that any breach of the undertakings in the first two sentences of this paragraph might result in immediate, irreparable injury to another party and that, accordingly, equitable remedies, including ex parte remedies, are appropriate in the event of any actual, apparent, or threatened breach of any such undertaking. The undertakings in this paragraph shall apply to derivative works.

The Fund and Manager shall not use, or permit any of their affiliates to use, any Advice for any purpose other than the management of the Fund.

12.       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13.       Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

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14.       Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

15.       Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust’s Declaration of Trust and other governing documents of the Fund.

16.       Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

17.       Forum Selection. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

18.       Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 4 are not severable.

19.       Entire Agreement; Counterparts. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

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In Witness Whereof, the Trust on behalf of the Fund, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

First Trust Advisors L.P.			First Trust Exchange-Traded Fund VIII, on behalf of First Trust Multi-Manager Large Growth ETF
By	/s/ James M. Dykas		By	/s/ James M. Dykas
	Title:	Treasurer/CFO		Title:	President and CEO
Sands Capital Management, LLC
By	/s/ Jonathan Goodman
	Title:	General Counsel

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